Exhibit 10.12
Execution Version
EMPLOYMENT AGREEMENT
          This is an EMPLOYMENT AGREEMENT (“Agreement”), dated this 10th day of August, 2010, between New Century Transportation, Inc., a New Jersey corporation (together with its successors and assigns, the “Company”), and Harry J. Muhlschlegel (“Employee”). This Agreement shall become effective on the date on which a registration statement filed by the Company pursuant to the Securities Act of 1933, as amended, for the issuance and sale of shares of the Company’s common stock to the public is declared effective by the Securities and Exchange Commission, other than a registration statement on Form S-4 or Form S-8 (the “Effective Date”). This Agreement shall be null and void ab initio in the event that such a registration statement is not declared effective by the Securities and Exchange Commission on or prior to December 31, 2010.
BACKGROUND
          WHEREAS, the Company and Employee are party to an employment agreement, dated as of June 23, 2006 (the “Old Agreement”); and
          WHEREAS, the Company and Employee desire to enter into this Agreement to replace and supersede the Old Agreement in its entirety.
          NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and representations set forth in this Agreement, the Company and Employee agree as follows:
ARTICLE I- EMPLOYMENT AND TERM
     1.1. Employment Term. The Company agrees to employ Employee, and Employee accepts employment with the Company, to serve as Chief Executive Officer of the Company, for a term commencing on the Effective Date and continuing until December 31, 2012 (“Employment Term”), unless earlier terminated pursuant to Article IV of this Agreement; provided, however, that the Employment Term shall automatically renew for successive one-year terms beginning on January 1, 2013 and each anniversary thereof unless either party provides to the other party written notice of its or his intention to not renew the Employment Term at least 120 days prior to the next date on which the Employment Term would otherwise renew; provided further, however, that if the Company provides Employee with a notice of non-renewal, the Company shall state in such notice whether it desires for Employee to continue in the employ of the Company on an at-will basis following the expiration of the Employment Term.
     1.2. Employment Duties. During the Employment Term, Employee will report to the Company’s Board of Directors (the “Board”) and shall render such services to the Company as are consistent with his position and title and such other additional services as may be reasonably requested by the Board. During the Employment Term, Employee shall devote his full time, ability and attention, and his reasonable best efforts, to the business of the Company. During the Employment Term, Employee shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, organization or other entity, whether for compensation or otherwise, directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, the Company acknowledges that Employee’s continued activities related to investing in commercial real estate shall not cause a violation of this Section 1.2 to the extent such activities require an immaterial time commitment and provided further that they do not interfere with Employee fulfilling his obligations to the Company hereunder.

ARTICLE II- COMPENSATION
     2.1. Base Salary. As compensation for services hereunder and in consideration of the protective covenants set forth in Article III of this Agreement, during the Employment Term, Employee shall be paid an annual base salary of $367,744, subject to increase at the discretion of the Board (in addition to the automatic increase described herein), payable in accordance with the Company’s normal payroll practices; provided, however, that from the Effective Date through December 31, 2010, Employee’s annual rate of base salary shall be $330,969.60. During the Employment Term, Employee’s base salary shall be increased at least annually in an amount that is not less than the increase in the Consumer Price Index for the region covering New Jersey as reported by the Bureau of Labor Statistics of the U.S. Department of Labor for the relevant time period. Notwithstanding anything contained herein to the contrary, Employee’s base salary may be reduced by the Board without the consent of Employee in connection with an across the board salary reduction applicable to all employees of the Company whose position is at the (i) “Director” level and above, provided that such reduction does not exceed 5% of Employee’s base salary as in effect immediately prior to such reduction or (ii) “Managerial” level and above, provided that such reduction does not exceed 10% of Employee’s base salary as in effect immediately prior to such reduction and, in any case, provided that such reduction is at a percentage no greater than the percentage applicable to any such other employee. Any such base salary reduction may not be imposed more than one time during any three year period (measured from the end of the most recent base salary reduction). Following the end of any such base salary reduction, Employee’s rate of base salary shall be increased to the rate in effect immediately prior to such reduction. Employee’s base salary, as it may be in effect from time to time, is referred to herein as “Base Salary.”
     2.2. Bonus Award. During the Employment Term, Employee shall be eligible to earn an annual bonus in the sole discretion of the Board (after considering recommendations from the Compensation Committee of the Board) based on (i) individual performance, (ii) the Company’s (a) total revenue, (b) earnings before interest, taxes, depreciation and amortization (with such adjustments as the Board determines to be appropriate), (c) earnings per share, (d) operating ratio or (e) return on invested capital and/or (iii) such other measures as determined by the Board in its sole discretion (the “Bonus”). Employee’s target Bonus opportunity shall be 40% of Base Salary. Any Bonus awarded to Employee shall be paid by no later than March 15th of the year following the year in which such Bonus was earned.
     2.3. Employee Benefits. During the Employment Term, Employee shall be eligible to participate in the Company’s employee benefit plans (in accordance with the terms thereof) that are generally available to senior executives of the Company, as may be in effect from time to time.
     2.4. Car Allowance. During the Employment Term, the Company shall pay Employee a car allowance of $1,750 per month in accordance with its generally applicable policies (as may be in effect from time to time).
     2.5. Reimbursement of Expenses. The Company shall pay or reimburse Employee for all reasonable travel, business, entertainment and other out-of-pocket expenses incurred or paid by him during the Employment Term in connection with the performance of duties under this Agreement, in accordance with the Company’s reimbursement policies (as may be in effect from time to time) and upon submission of reasonably satisfactory evidence thereof.

ARTICLE III- PROTECTIVE COVENANTS
     3.1. Non-Competition.
          a. Term of Restrictive Covenants. The term of the restrictive covenants in this Section 3.1 (the “Non-Compete Term”) shall commence on the Effective Date and shall terminate on (i) the second anniversary of a termination of Employee’s employment that is (A) by the Company for Cause (as hereinafter defined) or (B) by Employee other than a Justifiable Resignation (as hereinafter defined) or (ii) subject to Section 3.1(c), the second anniversary of a termination of Employee’s employment that is (A) by the Company without Cause or due to Disability (as hereinafter defined), (B) by Employee due to a Justifiable Resignation or (C) in connection with, or following, the expiration of the Employment Term without extension under Section 1.1.
          b. Non-Competition. During the Non-Compete Term, Employee shall not, unless acting as an officer or employee of, or consultant to, the Company directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner, advisor, consultant or otherwise with, or provide any financing or lease any assets to, any entity that engages in or intends to engage in any Competing Business (as hereinafter defined), or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or its Affiliates (as hereinafter defined), any Protected Employee (as hereinafter defined), or (iii) solicit, interfere with or attempt to entice away from the Company or its Affiliates, any Person (as hereinafter defined), firm or corporation which has been or is during the two-year period preceding the date on which such determination is made a customer of the Company or any of its Affiliates. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 3.1 so long as Employee does not participate in the management of such company. Notwithstanding anything in this Section 3.1(b) to the contrary, the leasing of any currently owned real property in New Jersey by the Employee or his Affiliates to any trucking company or similar business in the event that such property is not leased, after it has been offered on the same terms, to the Company, shall not be deemed to violate this Section 3.1(b).
     As used herein, “Affiliate” means, as to any Person, any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; provided, the term “control,” as used in this definition, shall mean with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity (whether through ownership of voting securities, by contract or otherwise); “Competing Business” shall mean (i) any business or other enterprise which engages in the regional, interregional, national or dedicated truckload or less-than-truckload service in North America or (ii) a similar line of business or business activities (which for purposes of Section 3.1(b) shall not include businesses primarily involved in the repair and/or servicing of automobiles, trucks and other motor vehicles); “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof; and “Protected Employee” shall mean any employee of the Company or its Affiliates employed at any time during the Employment Term or during the one-year period thereafter, but shall not include the immediate family members (including Employee’s siblings) of Employee.
          c. Extension of Non-Compete Term. In the case of a termination described in Section 3.1(a)(ii), the Company may provide Employee with written notice at least 90 days prior to the expiration of the Non-Compete Term, that such Non-Compete Term will be extended by one additional year (“Non-Compete Extension Notice”). If the Company provides the Non-Compete Extension Notice, the Company shall, within

75 days after the Non-Compete Extension Notice is provided, make a single lump sum payment to Employee equal to Employee’s Base Salary at the rate in effect on the date of his termination of employment.
     3.2. Confidentiality. From and after the commencement of the Employment Term, Employee agrees not to divulge, communicate, use to the detriment of the Company or for Employee’s benefit or the benefit of any other person, firm, corporation, association or other entity, or misuse in any way, in whole or in part, any proprietary or confidential information or trade secrets related to the Company as they may exist from time to time, including, without limitation, the Company’s trade secrets or other intellectual property rights, personnel information, know-how, customer lists, or other confidential or proprietary data (collectively, “Confidential Information”). Employee acknowledges that the list of the Company’s customers as it may exist from time to time, and the Company’s proprietary or Confidential Information, and trade secrets, are valuable, special and unique assets of the Company. Employee acknowledges and agrees that any information or data he has acquired on any of these matters or items was received in confidence. Employee agrees to hold, as the property of the Company, all memoranda, books, papers, letters and other data and all copies thereof or therefrom, made by him or otherwise coming into his possession, and at any time to deliver the same to the Company upon its demand, or in any event upon Employee’s termination of employment for any reason. Confidential Information does not include information which (i) has become publicly known and made generally available through no wrongful act of Employee, or (ii) has been rightfully received by Employee from a third party who is authorized to make such disclosure. If Employee is required by law, rule, regulation, order of a court of competent jurisdiction or a governmental proceeding to disclose any Confidential Information, Employee shall provide the Company with prompt written notice of such requirement so that the Company may seek an appropriate protective order and/or waive Employee’s compliance with this Section 3.2. If, failing the entry of a protective order or the receipt of a waiver hereunder, Employee is, in the opinion of Employee’s counsel (the reasonable cost of which shall be paid by the Company upon presentation of reasonable evidence that such expenses have been incurred), which counsel and opinion shall be reasonably satisfactory to the Company, compelled to disclose the Confidential Information under pain of liability for contempt or other censure or penalty, Employee may disclose only that portion of such information as is legally required without liability hereunder; provided, however, that Employee hereby agrees to notify the Company of such disclosure and assist the Company by using his best efforts to obtain assurance that confidential treatment will be accorded such information.
     3.3. Reasonable Limitations. Employee acknowledges that, given the nature of Employee’s employment with the Company and of the Company’s business, the covenants contained in this Article III contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company. In the event that the covenants contained in this Article III shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too long a period of time or over too large a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the longest period of time for which they may be enforceable, and/or over the largest geographical area as to which they may be enforceable and/or to the maximum extent in all other aspects as to which they may be enforceable, all as determined by such court in such action.
     3.4. Extension of Non-Compete Term. The parties acknowledge that if Employee violates any of the protective covenants in this Article III and the Company brings legal action for injunctive, damages or other relief hereunder, the Company shall, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full Non-Compete Term of these protective covenants. Accordingly, the length of time for which any such covenant shall be applicable shall be increased by any period of violation or any other period required for litigation during which the Company seeks to enforce this Article III.

     3.5. Survival of Protective Covenants. Each covenant on the part of Employee contained in this Article III is independent of any other provision of this Agreement or any other agreement between the Company and Employee, and shall survive the termination of Employee’s employment with the Company and the termination of this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants.
     3.6. Remedies for Breach. In the event of a breach of the covenants of this Article III, Employee agrees that the Company may take appropriate legal action for damages including fees and costs, enforcement and/or injunctive relief. The prevailing party in any such legal action under Article III shall be entitled to recover its reasonable attorney’s fees and costs in connection therewith. Employee further agrees that a breach by him of this Article III shall cause irreparable harm to the Company and that its remedies at law for any breach or threat of breach of the provisions of this Article III shall be inadequate, and that it shall be entitled to an injunction or injunctions to prevent breaches of this Article III and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Company may be entitled at law or in equity.
     3.7. Affiliates of the Company. The protective covenants in this Article III shall also benefit the Companies’ Affiliates and these covenants shall be enforceable against Employee by each of such Affiliates as third party beneficiaries.
ARTICLE IV- TERMINATION OF EMPLOYMENT
     4.1. Termination. The Company may terminate Employee’s employment with or without Cause; provided, however, that Employee’s employment may not be terminated by the Company with or without Cause unless such termination is approved by at least a majority of the Board (excluding Employee if he is then a member of the Board). The term “Cause” means (i) an indictment of Employee in connection with a crime involving moral turpitude or any felony, which materially adversely affects the Company or the ability of Employee to satisfy all of his duties to the Company (including pursuant to this Agreement); (ii) a conviction of, or a pleading of guilty or no-contest by, Employee to any felony; (iii) Employee’s dishonesty, fraud, unethical or illegal act, misappropriation or embezzlement which does (or would reasonably be likely to) materially damage the Company’s reputation or the Company; (iv) material breach of Employee’s fiduciary duties to the Company, after Employee has not cured such breach within twenty (20) days after written request by the Board to do so; (v) Employee’s material failure to perform his job duties hereunder, after Employee has not cured such failure within twenty (20) days after written request by the Board to do so; (vi) willful or deliberate material violations of Employee’s obligations to the Company, after Employee has not cured such violations within twenty (20) days after written request by the Board to do so; or (vii) Employee’s material breach of any of the terms or conditions of this Agreement, after Employee has not cured such breach within twenty (20) days after written request by the Board to do so. In the event Employee’s employment is terminated for Cause, the Company’s sole obligation to Employee shall be to pay to Employee his accrued but unpaid Base Salary and any other vested benefits under the Company’s employee benefit plans in which Employee was participating immediately prior to such termination (other than severance plans) (the “Accrued Benefits”). Other than as set forth in Section 4.2 and Section 4.5, no payments or benefits shall accrue to Employee after the date of Employee’s termination for any reason, including but not limited to, if the Company terminates Employee without Cause, or Employee terminates his employment voluntarily for a Justifiable Resignation. For purposes of this Agreement, “Disability” shall mean Employee’s inability to perform his full duties with the Company for 90 consecutive calendar days or for 180 calendar days (whether or not consecutive) in any twelve month period as a result of incapacity due to mental or physical illness.

     4.2. Termination Other Than for Cause; Termination for Justifiable Resignation. If, during the Employment Term or, upon or following the expiration of the Employment Term due to the Company’s failure to renew the Employment Term (i) the Company terminates Employee’s employment for any reason (including due to Disability) other than for Cause or (ii) Employee resigns and such resignation is a Justifiable Resignation (a “Covered Termination”), then the Company shall pay to Employee (in addition to the Accrued Benefits) severance in an amount equal to (y) Employee’s Base Salary (without regard to any reduction imposed under Section 2.1 hereof) multiplied by 1.5, plus (z) 18 months of Employee’s car allowance at the rate in effect immediately prior to such termination (the “Severance Payment”). The Severance Payment shall be paid to Employee in a lump sum on the first payroll date coincident with or next following the 60th day after Employee’s termination of employment with the Company. In addition, for the period commencing on the termination date and ending on the 18 month anniversary thereof, the Company shall pay the cost of Employee’s (and his eligible dependents’) health care continuation premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (the “COBRA Payment”). It is agreed that the Accrued Benefits, the Severance Payment and the COBRA Payment shall constitute all amounts owed by the Company to Employee for his Covered Termination, and that no other payments or benefits shall be owed by the Company to Employee in such an event. Notwithstanding anything herein to the contrary, Employee shall not be entitled to receive the Severance Payment or any COBRA Payment unless Employee executes a general release of claims in form and substance reasonably satisfactory to the Company releasing the Company and its Affiliates from any claims Employee may assert against the Company and its Affiliates arising out of his employment or the termination of his employment, such that such release of claims is effective (with all revocation periods having expired), within 60 days after Employee’s termination of employment. Following the expiration of the Employment Term due to the Company’s failure to renew the Employment Term, Employee’s employment may be terminated for Cause only in accordance with the definition thereof, and the procedures, set forth in Section 4.1.
     4.3. Definition of Justifiable Resignation. Employee’s resignation from the Company shall be deemed a “Justifiable Resignation” if (1) during the Employment Term, there is (i) a material diminution of Employee’s responsibilities hereunder, (ii) a decrease in Employee’s Base Salary (other than a decrease consented to by Employee or authorized under Section 2.1), (iii) a relocation of Employee’s principal place of employment by more than 10 miles from its current location or (iv) any material violation of the Agreement by the Company; provided that, with respect to clauses (i) and (iv), Employee must give a written notice to the Board setting forth the specific nature of the alleged circumstances giving rise to a Justifiable Resignation within sixty (60) days after the day such alleged circumstances giving rise to a Justifiable Resignation arose and the Company fails to cure such alleged violation within twenty (20) days following receipt of such written notice by Employee to the Board or (2) upon or following the expiration of the Employment Term due to the Company’s failure to renew the Employment Term, Employee resigns for any reason upon no less than ninety (90) days (or such shorter period determined by the Company) advanced written notice to the Company.
     4.4. Resignation Other Than Justifiable Resignation. Employee may resign for reasons other than Justifiable Resignation upon no less than ninety (90) days (or such shorter period determined by the Company) advanced written notice to the Company. In such an event, the Company’s sole obligation shall be to pay to Employee the Accrued Benefits.
     4.5. Death. Employee’s employment with the Company and the Employment Term shall immediately terminate upon Employee’s death. In such an event, the Company’s sole obligation shall be to pay to Employee’s estate or designated beneficiary, as applicable (i) the Accrued Benefits and (ii) an amount equal to 12 months of Base Salary (without regard to any reduction imposed under Section 2.1 hereof), payable in a lump sum cash payment within 60 days after the date of Employee’s death.

ARTICLE V- MISCELLANEOUS
     5.1. 409A Compliance; Tax Withholding. Notwithstanding any other provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Employee’s termination of employment, then such payment or benefit required under this Agreement shall not be paid (or commence) during the six (6) month period immediately following Employee’s termination of employment except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Employee in a lump-sum cash payment, without interest, on the earlier of (a) the first business day of the seventh month following Employee’s termination or (b) the tenth business day following Employee’s death. Employee’s right to reimbursement under this Agreement may not be liquidated or exchanged for any other benefit. In addition, no reimbursement under this Agreement may occur later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred, and the amount of expenses eligible for reimbursements provided during any taxable year shall not affect the expenses eligible for reimbursement to be provided in any other taxable year. In addition, “termination” as used throughout the Agreement shall mean “separation from service” by Employee with respect to the Company within the meaning of Code Section 409A, and any amounts payable to Employee hereunder upon his termination of employment that are treated as “non-qualified deferred compensation” under Code Section 409A shall not be paid to Employee unless and until he has incurred a separation from service within the meaning of Code Section 409A. The Company may withhold from any payments owed under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as determined by the Company.
     5.2. Modification of this Agreement. The parties hereto acknowledge and agree that no one employed by or representing the Company has any authority to make oral statements which modify, waive or discharge, in any manner, any provision of this Agreement. The parties hereto further acknowledge and agree that no provision of this Agreement may be modified, waived or discharged unless agreed to in writing, and signed and executed by Employee and the Company. Employee acknowledges and agrees that in executing this Agreement he has not relied upon any representation or statement made by the Company or its representatives, other than those specifically stated in this Agreement.
     5.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) three business days after mailing if mailed by certified or registered mail, return receipt requested, (ii) one business day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to Employee, to the address and fax number then on file with the Company:
If to the Company, to:
New Century Transportation, Inc.
45 East Park Drive
Westampton, NJ 08060
Attention: Chief Financial Officer
Fax No.: (609) 265-2231
with a required copy to:
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Carmen J. Romano
Fax No.: (215) 994-2222
     5.4. Waiver of Breach. The waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party of such provision or any other provision. No delay or omission by the Company or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Employee from time to time and as often as may be deemed expedient or necessary by the Company or Employee in its or his sole discretion.
     5.5. Severability. It is the intention of the parties that the provisions contained herein shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, either in whole or in part, be held invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable; but in such event the affected provisions of this Agreement shall be curtailed and restricted only to the extent necessary to bring them within the applicable legal requirements, and the remainder of this Agreement shall not be affected.
     5.6. Assignability. This Agreement shall be binding upon and inure to the benefit of the Company, the successors and assigns of the Company and to any person or firm who may succeed to substantially all of the assets of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, executors or personal representatives of Employee. This Agreement shall not be assignable by Employee.
     5.7. Applicable Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of New Jersey.
     5.8. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     5.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     5.10. Acknowledgment. Employee acknowledges receipt of a copy of this Agreement, and agrees that his obligations hereunder shall be binding upon his heirs and legal representatives. The Company agrees that its obligations hereunder shall be binding upon its assigns and legal representatives. The parties hereto acknowledge and agree that this Agreement contains the entire agreement and understanding concerning the subject matter covered by this Agreement, and that this Agreement supersedes and replaces any other existing agreement, whether written or oral, entered into between Employee and the Company relating generally to the subject matter covered by this Agreement, including specifically the Old Agreement and any agreement that provides for the payment of severance benefits to Employee.
EMPLOYEE HAS READ THE ABOVE AGREEMENT, AND HAS BEEN GIVEN ADEQUATE TIME TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOICE. EMPLOYEE UNDERSTANDS THE AGREEMENT FULLY, AND AGREES TO ALL OF ITS TERMS.
*           *           *           *           *

          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

NEW CENTURY TRANSPORTATION, INC.
By:	/s/ Brian J. Fitzpatrick
	Name:	Brian J. Fitzpatrick
	Title:	CFO

/s/ Harry J. Muhlschlegel
HARRY J. MUHLSCHLEGEL